Exhibit 5.1

The NBD Group, Inc.

A California Professional Corporation

https://nbdpro.co/

February 25, 2025

QuickLogic Corporation

2220 Lundy Avenue

San Jose, California 95131

Re: QuickLogic Corporation - Registration Statement on Form S-3 (333-266942)

Ladies and Gentlemen:

We have acted as special counsel to QuickLogic Corporation, a Delaware corporation (the “Company”), in connection with the At Market Issuance Sales Agreement, dated February 25, 2025 (the “Sales Agreement”), by and between Needham & Company, LLC, as sales agent, and the Company, pursuant to which the Company may issue and sell up to an aggregate of $20,000,000 of the Company’s shares of common stock, par value $0.001 per share (the “Common Stock”). The Common Stock is being offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-266942), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 17, 2022, and declared effective on August 26, 2022 (the “Registration Statement”), in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (collectively, the “Act”), relating to the issuance and sale of the Common Stock.

For purposes of rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, including the prospectus contained therein (the “Base Prospectus”); (ii) the prospectus supplement, dated February 25, 2025, in the form filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement,” together with the Base Prospectus and the documents incorporated and deemed to be incorporated by reference therein, herein collectively referred to as the “Prospectus”); (iii) the Fourth Amended and Restated Certificate of Incorporation, as amended on December 23, 2019; (iv) the Amended and Restated Bylaws of the Company; and (v) records of proceedings of the Board of Directors, or committees thereof. We have also examined such other certificates of public officials, such other certificates of officers of the Company and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. In rendering such opinion, we have relied as to factual matters upon the representations, warranties and other statements made in the Sales Agreement without having independently verified such factual matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Common Stock has been duly authorized, and when the Common Stock is issued and paid for in accordance with the terms and conditions of the Sales Agreement, the Common Stock will be validly issued, fully paid and non-assessable.

Our opinion herein is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to the use of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company and further consent to all references to us in the Base Prospectus and the Prospectus Supplement under “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ The NBD Group, Inc. The NBD Group, Inc.